1400 Union Meeting Road
                                                             Blue Bell, PA 19422
                                                            Phone:  215-619-2700

Shareholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D:  610-642-8253

                              FOR IMMEDIATE RELEASE

                   C&D TECHNOLOGIES REPORTS FINANCIAL RESULTS
                          FOR THIRD QUARTER FISCAL 2005

BLUE BELL, Pa., December 10, 2004 - C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion products used in telecommunications and industrial applications, today announced financial results for its third quarter ended October 31, 2004. The company's net loss for the quarter was $7.4 million, or 29 cents per share, compared to a profit of $4.2 million, or 16 cents per diluted share in the prior year's third quarter. On an operating basis, C&D earned 5 cents per diluted share during the third quarter.

Operating  results  for  the  third  quarter  of  2004  exclude  one-time  asset impairment  charges  of  approximately  $13.5  million  or 32 cents  per  share, associated with property, plant and equipment at the company's Leola, Pennsylvania and Huguenot, New York manufacturing facilities, as well as a one-time, non-cash charge of approximately $440,000 or 2 cents per share to write off purchased in-process R&D associated with the June 30, 2004 acquisition of Datel, Inc.

Net sales for the quarter were $112.7 million, a 33.0% increase from the prior year's third quarter sales of $84.9 million. The acquisitions of Celab Limited, Datel and the Power Systems division of Celestica, Inc. (which the Company operates as "CPS"), completed earlier this year, added $24.3 million of sales to the third quarter and $31.7 million to the year-to-date sales results.

For the nine months ended October 31, 2004, the net loss was $2.1 million, or 8 cents per diluted share, compared to net income of $10.6 million, or 41 cents per diluted share, in the prior year's comparable period. On an operating basis, C&D earned 26 cents per share for the nine-month period. Net sales for the nine-month period were $292.2 million, a 19.9% increase from the prior year's comparable period sales of $243.6 million.


Wade H. Roberts, Jr., president and chief executive officer of the company, said, "Third quarter results were disappointing, as anticipated by our November 16, 2004 press release. Several factors adversely affected our performance, including the price of lead, costs associated with moving certain production lines to Reynosa, Mexico, weaker-than-expected results at CPS, expenses associated with implementation of Sarbanes-Oxley Act Section 404 internal controls. However, we remain convinced our initiatives to grow and re-position the company will pay off by significantly improving our standing in the power storage and conversion industries while yielding improved bottom line results."

C&D Technologies' third quarter operating results by reporting segment were as follows:

Standby Power - Sales increased 3.6% in the quarter, to $62.2 million from $60.1 million in the prior year's third quarter, driven by increased sales from the UPS market, as well as a modest increase in sales to telecommunications customers. The division's operating loss was $5.3 million, compared to a profit of $7.8 million in the year-ago quarter. The Standby Power Division continued to experience high raw material costs (principally lead) and plant transition expenses. These two factors negatively affected operating income by approximately $6.2 million during the third quarter. In addition, one-time impairment charges associated with the Leola, Pennsylvania facility totaled $8.9 during the third quarter.

Power Electronics - Sales increased 276% during the quarter to $35.6 million, from $9.5 million in the prior year's third quarter. The revenue increase reflected $24.3 million from acquisitions closed during the year, as well as improved demand for DC-DC products. Operating income in the third quarter was $1.2 million, compared to $401,000 in the third quarter of fiscal 2004.

Motive Power - Sales decreased 2.7% in the third quarter to $14.9 million, from $15.3 million in the prior year's third quarter. The division's operating loss was $5.3 million, compared to an operating loss of $1.0 million in the prior year's quarter. Motive Power's operating loss was also negatively affected by the previously mentioned increased raw material costs and plant transition expenses, which increased the division's current quarter operating loss by approximately $1.3 million. In addition, one-time charges associated with the Huguenot, New York facility negatively affected operating results by $4.6 million during the quarter.

In commenting on the outlook for the fourth quarter, Mr. Roberts stated, "We continue to target earnings per share in the range of 8 to 12 cents for the fourth quarter, assuming the price of lead does not worsen."

C&D Technologies will hold a conference call on Monday, December 13, 2004 at 9:00 AM Eastern Standard Time to discuss these results in detail. To participate, please call 706-679-4521 approximately five minutes before the conference call start time. A replay of the conference call will be available at approximately 12:00 PM and will remain available until midnight on December 20, 2004. Please call 800-642-1687 (706-645-9291 for international callers) and enter PIN number 2808711 to access the replay.

A simultaneous webcast of the conference call may be accessed at the investor relations section of our website at http://www.cdtechno.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until December 27, 2004.

This press release may contain forward-looking statements (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2004, or the quarterly reports filed on Form 10-Q thereafter), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.

Section 404 of the Sarbanes-Oxley Act of 2002 requires management to perform an evaluation of its internal control over financial reporting and have our independent auditors attest to such evaluation. Along with other companies whose fiscal year ends January 31, we must implement these requirements for the first time in connection with the preparation of the annual report for the year ending January 31, 2005. We have been actively preparing for the implementation of this requirement by, among other things, establishing an ongoing program to document, evaluate and test the systems and processes necessary for compliance. While we anticipate that we will be able to comply on a timely basis with these requirements, unforeseen delays may occur which could prevent us from achieving timely compliance. If we fail to complete our evaluation on a timely basis and in a satisfactory manner, or if our external auditors are unable to attest on a timely basis to the adequacy of the Company's internal control, we may be subject to additional scrutiny surrounding our internal control over financial reporting.



                                    # # # # #

SOURCE: C&D Technologies, Inc.

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                         SELECTED FINANCIAL INFORMATION
                    (In thousands, except for per share data)
                                   (Unaudited)

                                               Three months ended                Nine months ended
                                                   October 31,                      October 31,
      Summary of earnings                        2004        2003                2004          2003
      -------------------                        ----        ----                ----          ----

      Net sales                               $112,732      $84,870            $292,164      $243,602

      Gross profit                               8,908       19,656              44,970        55,726

      Selling, general and
         administrative expenses                12,844       10,097              32,545        29,791

      Research and development
         expenses                                5,463        2,358              11,319         7,104

      Operating (loss) income                   (9,399)       7,201               1,106        18,831

      (Loss) income before income
         taxes and minority interest           (11,495)       6,582              (3,143)       16,882

      Net (loss)  income before
         minority interest                      (7,369)       4,147              (2,256)       10,636

      Net (loss) income                         (7,353)       4,203              (2,143)       10,605

      Basic (loss) earnings per share           (0.29)         0.16              (0.08)          0.41

      Diluted (loss) earnings per share         (0.29)         0.16              (0.08)          0.41

      Weighted average shares
         outstanding:
                     Basic                      25,348       25,496              25,351        25,566
                     Diluted                    25,348*      25,757              25,351*       25,724

      * Due to a loss during the period, zero incremental shares are included because the effect would be anti-dilutive.
      Other financial data

      Operating cash flow                      $16,131      $15,566             $29,840       $32,820
      Depreciation and amortization              6,521        5,593              17,730        17,033



      * Reclassified for comparative purposes

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                     SELECTED FINANCIAL INFORMATION (CONT.)
                             (Dollars in thousands)
                                   (Unaudited)


            Selected Balance           October 31,              January 31,
            ----------------
            Sheet data                     2004                    2004
            ----------                     ----                    ----

            Total cash                   $  24,567                $ 12,306

            Total assets                   557,939                 385,950

            Total debt                     133,183                  19,620

            Total equity                   265,926                 269,533